Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Agreement executed this 4th day of October 2010 and effective October 4, 2010 (the “Closing Date”) between Ferrara International Logistics, Inc., a New Jersey corporation with its principal place of business at 1319 North Broad Street, Hillside, New Jersey 07205 (hereinafter “FIL”) and Janel World Trade, Ltd., a Nevada corporation with its principal place of business at 150-14 132nd Avenue, Jamaica, New York 11434 (hereinafter “Janel”).
WHEREAS, FIL is the owner of, among other businesses, an International Freight Forwarding  business consisting of warehousing (handling and storage), customs container freight station, trucking and cross-docking, stuffing of export containers (full and consolidation), ocean export business, air export business, ocean import business (forwarding and brokerage), and air import business (forwarding and brokerage) located at FIL’s 1319 North Broad Street, Hillside, New Jersey 07205 and 469 Atlantic Avenue, East Rockaway, NY 11518 premises (hereinafter collectively referred to as the “Business”).
WHEREAS, FIL desires to sell certain specified assets as listed on the Schedule of Assets as set forth on Exhibit A which are substantially all of the assets of the Business other than FIL’s accounts receivable (the “Assets”), and Janel wishes to acquire the Assets, but no liabilities, claims or debts, of the  Business, and integrate the Assets into Janel's operations.
THEREFORE, in consideration of the premises and the covenants contained herein, the Parties agree as follows:
PURCHASE AND SALE OF ASSETS
1.  FIL agrees to sell, assign, transfer and deliver to Janel on the Closing Date all the Assets, including but not limited to all of the books, records, forms, manuals, internet access codes, goodwill, customer lists and customer contact information, telephone, yellow page, trade journal listings pertaining to the Business.
2.  The amounts allocated among the Asset as set forth on Exhibit B, all of which are included in the Purchase Price, shall be used by all of the Parties for reporting for federal tax purposes.  The necessary tax filings in order to comply with Internal Revenue Code Section 1060 is attached as Exhibit C.  Janel’s accountant shall complete such form.
3.  Janel does not assume any liabilities or obligations of FIL or the Business, known, unknown, contingent or otherwise including any and all obligations arising prior to the date of this Agreement to any suppliers to the Business or under any of the agreements included in the Assets (collectively, the “Liabilities”).  Janel is purchasing the Assets free and clear of all liens and encumbrances.  The transaction described in this section is referred to as the “Sale”.  FIL expressly acknowledges that Janel has no responsibility for any Liabilities.

4.  FIL agrees to indemnify and hold Janel harmless from any cost or expense arising from any claim asserted against Janel with respect to any Liabilities, including without limitation any New Jersey state tax liability, and to pay all costs of investigation and defense in connection with any such claim.
PURCHASE PRICE
5.  FIL represents its good faith belief that the Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the Business for fiscal year 2011 will meet or exceed $667,000.
6.  The purchase price for the Assets shall be as follows:
a) Restricted shares of common stock of Janel World Trade, Ltd. (“Janel Shares”) in an amount which have a market value of $600,000 based on the closing market price of the stock on the Friday immediately prior to the Closing Date (the “Stock Allocation”), subject to adjustment as provided in Paragraphs 7 and 8 hereof.
b) Cash (the “Earn-Out Payment”) in an amount determined as follows:  70% of the annual actual EBITDA achieved over the three 12-month periods following the Closing Date (the “Earn-Out Period”) from revenues generated from the customers included in the Assets (“Earn-Out EBITDA”).
c)  Subject to the provisions of Paragraphs 7 and 8 hereof, the Earn-Out Payment will be paid as follows:  An amount equal to seventy percent (70%) of the Earn-Out EBITDA achieved for each three-month period following the Closing Date (“Quarter”) during the Earn-Out Period will be paid in cash following the end of such Quarter.  Each Earn-Out Payment will be made thirty (30) days following the end of such Quarter, beginning with the Quarter ending March 31, 2011 and ending with the Quarter ending September 30, 2013.  To the extent the Earn-Out EBITDA with respect to any Quarter is less than zero, such amount shall be deducted from subsequent Earn-Out Payments until deducted in full.  Any amounts otherwise owed by FIL or its affiliates to Janel may also be deducted from the Earn-Out Payments in Janel’s sole discretion.
7.  In the event the total EBITDA of the Business for the Earn-Out Period fails to equal $2,000,000 (the “Estimated EBITDA”), Janel shall be entitled to a corresponding percentage reduction of the number of Janel Shares of the Stock Allocation (the “Shortfall Reduction”).  For purposes of illustration, if the actual EBITDA achieved is ten percent (10%) less than the Estimated EBITDA, the Stock Allocation will be reduced by ten percent (10%).

8.  The percentage of the Stock Allocation equal to the percentage of the Estimated EBITDA achieved in the preceding 12 months (less any reduction pursuant to Paragraph 7 hereof), will be delivered to FIL within forty (40) days following the first, second, and third anniversary dates of the Closing Date.  If, at the end of the Earn-Out Period, the Shortfall Reduction exceeds the number of Janel Shares of the Stock Allocation delivered to FIL, FIL shall immediately surrender such excess to Janel.
9.  It is understood between the parties that the persons presently employed by FIL listed on the Schedule of Hired Employees attached as Exhibit D hereto will become employed by Janel on or after the closing date in the operation of the Business.
10.  It is further understood that following the Earn-Out Period, a commission will be paid to  Nicholas V. Ferrara in an amount equal to forty percent (40%) of the actual EBITDA achieved in excess of $850,000 from customers included in the Assets.  The payments will be made within thirty (30) days following the completion of Janel’s annual audited financial statements.
11.  In addition to any remuneration due to FIL pursuant to this Agreement, Nicholas V. Ferrara shall receive, as an employee of Janel, the same salary as he currently receives as an employee of FIL, and he shall be entitled to receive the same benefits as other executive officers of Janel receive from time to time.
12.  Representations, Warranties and Covenants of Janel
Janel represents, warrants, covenants and agrees with FIL as follows:
(a)  Janel is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to enter into this Agreement and perform its obligations;
(b)  This Agreement has been duly and validly authorized, executed and delivered on behalf of Janel and is the valid, binding and enforceable obligation of Janel in according with its terms.
(c)  Janel will reserve at all times a sufficient number of Janel Shares to satisfy the Stock Allocation.
(d)  Following the Closing Date, Nicholas V. Ferrara will become a member of the Board of Directors of Janel.
13.  Representations, Warranties and Covenants of FIL
FIL represents, warrants, covenants and agrees with Janel as follows:
(a)  FIL is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, with full power and authority to enter into this Agreement and perform its obligations.

(b)  This Agreement has been validly and duly authorized, executed and delivered by FIL and is a valid, binding and enforceable obligation upon it in accordance with its terms.
(c)  FIL shall at all times comply with all applicable federal and state laws in connection with its activities pursuant to this Agreement, in particular the rules and regulations of the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934.
(d)  On the date hereof, FIL has, and on the Closing Date will have, good and marketable title to all of the Assets, free and clear of any liens or encumbrances, and all of the Assets are reflected on FIL’s latest balance sheet (subject to dispositions or replacements prior to the Closing Date in the ordinary course of business).  The Assets constitute all of the assets and properties used in the Business of any kind or character as heretofore conducted.
(e)  FIL is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933 (the “Securities Act”).  FIL has had a reasonable opportunity to ask questions of and receive answers from representatives of Janel concerning Janel and its operations, and all such questions have been answered to FIL’s full satisfaction, and has relied solely upon FIL’s own investigation in making a decision to invest in the Janel.  FIL has such knowledge and experience in financial, tax, and business matters to enable it  evaluate the merits and risks of acquiring the Janel Shares.  FIL fully understands that the investment in Janel Shares is speculative and involves a high degree of risk of loss of the entire investment.  FIL fully understands the nature of the risks involved in acquiring the Janel Shares and the Holder is qualified by knowledge and experience to evaluate investments of this type.
(f)  FIL is acquiring the Janel Shares solely for FIL’s account and not for the account of any other person or for or with a view to distribution, assignment, or resale to others.
(g)  FIL understands and agrees that: (i) FIL may not transfer any of the Janel Shares other than in compliance with the Securities Act and other applicable securities laws; (ii) the Janel Shares have not been registered under the Securities Act or the securities laws of any state (the “State Acts”) in reliance upon the exemption from registration contained in Sections 4(2) of the Securities Act and Regulation D promulgated thereunder, and applicable provisions of the State Acts and regulations promulgated thereunder, and may not be transferred or assigned without an effective registration under the Securities Act and applicable State Acts; (iii) neither Janel nor any affiliate thereof is under any obligation, and neither intends, to file any such registration statement at any time in the future; (iv) neither Janel nor any affiliate thereof has agreed to assist FIL in complying with any exemption under the Securities Act or applicable State Acts for the transfer of the Janel Shares.

(h)  Prior to the Closing Date, FIL will make available its sales journal, sales by customer and the associated accounts receivable for such customers for inspection by Janel.
14.  No Other Representations
None of Janel, its affilitates, or their directors, officers, or employees, or any other person or entity has made any representations or warranties to FIL other than as expressly set forth and designated in this Agreement as such.
15.  Assignment
FIL shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Janel, which consent shall not be unreasonably withheld.
16.  Binding Effect
This Agreement shall inure solely to the benefit of, and shall be binding upon, the parties and their respective successors and assigns and, except as otherwise specifically provided for herein, no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provisions herein contained.
17.  Entire Agreement; Waiver; Severability
This Agreement contains the entire understanding of the parties and no waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver.  No waiver of any breach shall be deemed a waiver of any subsequent breach or of a breach of any other provision of this Agreement.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected.
18.  Headings
The headings of the paragraphs herein are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.
19.  Construction and Jurisdiction
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law or conflicts of laws principles.  The New York state and federal courts in Nassau County, New York, and any arbitration or other alternative dispute resolution forum in Nassau County, New York, mutually selected by the parties, shall have jurisdiction over any and all disputes arising out of or related to this Agreement.

20.  Notices
All notices and communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed to have been duly given, effective upon receipt, if mailed or transmitted by any confirmed standard form of personal delivery, mail, courier, fax or e-mail to the parties at their respective addresses as set forth in this Agreement or as subsequently designated by them in writing.
21. Counterparts
This Agreement may be executed in any number of counterparts, including confirmed fax transmission, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Janel World Trade, Ltd.

By:	/s/
James N. Jannello
Executive Vice President

Ferrara International Logistics, Inc.

By:	/s/
Nicholas V. Ferrara, CEO

ASSET PURCHASE AGREEMENT

EXHIBIT A
SCHEDULE OF ASSETS

FIL is the owner of, among other businesses, an International Freight Forwarding business; located at FIL’s 1319 North Broad Street, Hillside, New Jersey premises; consisting of the following elements and their respective revenue streams:

-	Warehousing (handling and storage)
-	Customs container freight station
-	Trucking and cross-docking
-	Stuffing of export containers (full and consolidation)
-	Ocean export business
-	Air export business
-	Ocean import business (forwarding and brokerage)
-	Air import business (forwarding and brokerage)

These elements and their respective revenue streams are the assets being sold under the Asset Purchase Agreement.

ASSET PURCHASE AGREEMENT

EXHIBIT B
PURCHASE PRICE ALLOCATION

The up-to-date, full and complete, customer list of the assets being purchased on Exhibit A from Ferrara International Logistics, Inc. and all materials appurtenant to the customer list:  $2,000,000

ASSET PURCHASE AGREEMENT

EXHIBIT C
TAX FILINGS IN ORDER TO COMPLY WITH
INTERNAL REVENUE CODE 1060

To be completed by the Accountants

ASSET PURCHASE AGREEMENT

EXHIBIT D
SCHEDULE OF HIRED EMPLOYEES

Teresa Giannetti
Sahjjad Mazhar
Frank Alcantara
Jayne Tompos
Joseph Costanzo
Tammy Lewis
Virginia Quiroz
Rober Rindos
Nicholas A. Ferrara
Nicholas V. Ferrara